Exhibit 99.1

Foundation Medicine Announces 2015 Third Quarter Results and Recent Highlights

Year-over-Year Third Quarter Revenues Grow 54%; FoundationCORE™ Expands to Approximately 60,000 Patient Cases; ctDNA Product Launch on Track

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 3, 2015--Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its third quarter ended September 30, 2015. Highlights for the quarter included:

  Third quarter revenue of $25.4 million, 54% year-over-year growth;
  Third quarter revenue from biopharmaceutical customers of $11.7 million, 75% year-over-year growth;
  Third quarter revenue from clinical testing of $13.7 million, 40% year-over-year growth;
  8,012 clinical tests reported in the third quarter, 25% year-over-year growth;
  Broadening molecular information solutions with the launch of GeneKit™, a genomic solutions portal for pathologists, and expanding FoundationCORE™ to approximately 60,000 patient cases;
  United Healthcare’s published medical policy for coverage of highly validated genomic profiling in patients with non-small cell lung cancer; and,
  Launching the Precision Medicine Exchange Consortium™(PMEC) with eight leading academic and community-based cancer centers, including The Cleveland Clinic’s Taussig Cancer Institute, Hackensack University Medical Center, and Sidney Kimmel Cancer Center at Thomas Jefferson University.

Foundation Medicine reported total revenue of $25.4 million in the third quarter of 2015, compared to $16.4 million in the third quarter of 2014 and $22.5 million in the second quarter of 2015. Revenue from clinical testing in the third quarter of 2015 was $13.7 million, compared to $9.8 million in the third quarter of 2014 and $12.4 million in the second quarter of 2015.

The company reported 8,012 clinical tests in the third quarter of 2015, a 25% increase from the same quarter last year. This number includes 7,000 FoundationOne® tests and 1,012 FoundationOne® Heme tests. The results of an additional 2,676 tests were also reported to biopharmaceutical customers in this year’s third quarter.

Revenue from biopharmaceutical customers grew to $11.7 million in the third quarter, a 75% increase from the same quarter last year and an increase of 17% from the second quarter of 2015. This growth underscores the diverse revenue streams generated by biopharmaceutical customers engaged with the company in clinical trial, molecular information data access, and companion diagnostic development activities.

“Foundation Medicine delivered 54% year-over-year revenue growth driven by particularly strong results from our biopharmaceutical business,” said Michael Pellini, M.D., chief executive officer of Foundation Medicine. “While our third quarter clinical revenue and volume increased significantly year-over-year, these numbers also reflect that we have work to do in this nascent market. We believe we are well-positioned for continued growth over the near and long term with our fully integrated, diversified business, a growing pipeline of innovative products, a strong balance sheet and a global partner in Roche.”

The company’s cancer knowledgebase, FoundationCORE, grew to approximately 60,000 clinical cases. FoundationCORE is a unique asset and critical component of the value that Foundation Medicine delivers to its biopharmaceutical and physician customers. The increasing scale and breadth of a high quality, clinically relevant oncology data set derived from the company’s analytically validated testing platform continues to enhance clinical practice and enable improved outcomes for patients.

Total operating expenses for the third quarter of 2015 were approximately $35.6 million compared with $21.9 million for the third quarter of 2014. Net loss was approximately $20.6 million in the third quarter of 2015, or a $0.60 loss per share. At September 30, 2015, the company held approximately $250 million in cash and cash equivalents.

Recent Enterprise Highlights

  At the end of October, Roche Pharmaceuticals (Israel) Ltd. commenced commercial activities in support of the company’s molecular information products in oncology. Roche Israel will act as the exclusive distributor of Foundation Medicine’s products and services.
  United Healthcare published a medical policy for coverage of highly validated genomic profiling in patients with non-small cell lung cancer.
  In September, Foundation Medicine launched the Precision Medicine Exchange Consortium™ (PMEC) to advance the integration of molecular information in clinical oncology and accelerate the adoption of precision care. PMEC brings together thought leaders from academic medical centers, regional hospital systems and community oncology networks to exchange molecular information and outcomes data.
  In September, Foundation Medicine expanded its molecular decision support offerings with GeneKit™, a genomic solutions portal for pathologists. GeneKit easily integrates into the pathologist’s workflow and expedites and improves the interpretation, analysis and reporting of genomic data for clinical use.
  In September, Foundation Medicine successfully completed the migration of its physician customers to the newest version of Interactive Cancer Explorer, FoundationICE™, which also includes the PatientMatch™ application that was launched commercially in May 2015.

2015 Outlook

  The company anticipates 2015 revenue will be in the range of $85 to $95 million.
  The company expects to report between 32,000 and 33,000 clinical tests in 2015.
  The company expects operating expenses in the range of $128 to $138 million, plus an additional $14.4 million one-time expense during the second quarter related to advisor fees in connection with the closing of the Roche strategic collaboration.
  The company expects to launch a circulating tumor DNA (ctDNA) test for its biopharmaceutical partners by year-end, and a commercial ctDNA assay for clinical testing in 2016.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, November 3rd at 4:30 p.m. Eastern Time to discuss its financial performance for the 2015 third quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 54184900. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company's website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient's unique cancer. The company's clinical assays, FoundationOne® for solid tumors and FoundationOne® Heme for hematologic malignancies and sarcomas, provide a comprehensive genomic profile to identify the molecular alterations in a patient's cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine's molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and FoundationCORETM, Precision Medicine Exchange Consortium™, GeneKit™, FoundationICE™, and PatientMatch ™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of our products to physicians and patients in the treatment of cancer; the number of tests to be conducted, the generation of revenue, and the incurrence of operating expenses in 2015; the expansion of our business with biopharmaceutical partners and our ability to help our biopharmaceutical partners accelerate their drug development; the ability of FoundationCORE to affect clinical practice and patient outcomes; the timing of launching new products, including a ctDNA assay; payer support for comprehensive genomic profiling, including coverage decisions by Medicare and third-party payers; and the ability of data collaborations to add to the company’s molecular information offerings and advance precision medicine for cancer, including increasing adoption. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine’s test, revenue or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; the company is unable to successfully validate the clinical utility of, and launch, a ctDNA assay; delays or denials in obtaining coverage and reimbursement decisions, for FoundationOne, FoundationOne Heme and any subsequent products Foundation Medicine may develop; that physicians may not be able to obtain access to relevant targeted therapies and clinical trials matched to molecular alterations identified by FoundationOne or FoundationOne Heme as readily as expected; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission, may be realized. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

FOUNDATION MEDICINE, INC. Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$25,399	$16,448	$67,152	$42,399
Costs and expenses:
Cost of revenue	10,370	7,502	28,236	19,412
Selling and marketing	14,267	7,893	36,630	20,753
General and administrative	9,199	6,801	41,810	18,326
Research and development	12,174	7,230	31,118	22,790

Total costs and expenses	46,010	29,426	137,794	81,281

Loss from operations	(20,611)	(12,978)	(70,642)	(38,882)
Other income (expense):
Interest income	15	8	31	14
Interest expense	—	(10)	—	(57)

Total other income (expense), net	15	(2)	31	(43)

Net loss	$(20,596)	$(12,980)	$(70,611)	$(38,925)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.60)	$(0.46)	$(2.19)	$(1.40)

Weighted-average common shares outstanding, basic and diluted	34,347,593	28,037,349	32,290,972	27,883,244

FOUNDATION MEDICINE, INC. Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$250,162	$72,080
Accounts receivable, net	10,071	9,894
Inventories	9,460	4,809
Prepaid expenses and other current assets	6,120	2,865
Total current assets	275,813	89,648
Property and equipment, net	36,774	21,015
Restricted cash	1,395	864
Other assets	1,026	411
Total assets	$315,008	$111,938

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,963	$7,263
Accrued expenses and other current liabilities	16,069	7,414
Deferred revenue	455	340
Current portion of deferred rent	2,094	1,429
Total current liabilities	30,581	16,446
Other non-current liabilities	10,953	9,323
Total stockholders’ equity	273,474	86,169
Total liabilities and stockholders’ equity	$315,008	$111,938

CONTACT:
Media Contact:
Pure Communications, Inc.
Dan Budwick, 973-271-6085
dan@purecommunicationsinc.com
or
Investor Contacts:
Kimberly Brown, 617-418-2215
ir@foundationmedicine.com
or
Matt Clawson
949-370-8500
matt@purecommunicationsinc.com